Exhibit 10.1

编号：2019022201

Letter of Intent of Equity Acquisition

Party A: Shenzhen AnGaoMeng Financial Technology Service Co., Ltd.

Legal Representative: Jiang Zhentao

Party B: Yushu Kingo City Real Estate Development Co., Ltd.

Legal Representative: Li Bo

Whereas:

1. Party A is an entity established and existing under the laws of China, and is a wholly-owned subsidiary of AGM Group Holdings, Inc., a NASDAQ listed company.

2. Party B is an entity established and existing under the laws of China.

3. Party A intents to acquire 100% of Party B’s equity, and all shareholders of Party B has authorized the legal representative of Party B to sign the letter intent of acquisition and the final acquisition agreement.

4. After friendly consultations, Party A and Party B have agreed to equity acquisition as follows:

Section 1 Description of Party B

Party B (Business Registration No.: 220182000017513), a limited liability company, was established on December 18, 2013 with a registered capital of RMB30 million which was contributed by three natural persons. The business scope of Party B is real estate development and property management. Party B is currently developing Yushu Kingo City Commercial Real Estate Project Phase I which is anticipated to be opened in October 2019. The scale of construction of the aforesaid project is 120,000 square meters, and it is estimated to form a total asset of RMB1,200 million after completion of the project.

Section 2 Subject Matter of Acquisition

The subject matter of acquisition of Party A is 100% of Party B’s equity.

编号：2019022201

Section 3 Purchase Price and Method

3.1. Purchase Price: Party A and Party B have preliminarily agreed to determine the final purchase price through negotiation based on the audit results of the auditing firm who has qualification to engage in securities business.

3.2. Purchase Method: Both Parties hereto agree that Party A will pay consideration to Party B in the form of currency and additional shares, and the equity transfer agreement signed by both Parties shall prevail.

3.3. The first advance payment of the purchase price scheduled to pay in cash after signing this Letter of Intent. The first advance payment amount and the final consideration will be adjusted based on the follow-up prudential investigation conclusion and the assessment of professional evaluation organization. The pricing principle of transaction and consideration will be otherwise stipulated in supplementary terms of this Letter of Intent and in the equity acquisition agreement.

Section 4 Due Diligence

Party A will arrange its staff and its authorized auditors to conduct a comprehensive due diligence on the assets, liabilities, contingent liabilities, material contracts, litigation and arbitration of the targeted company. In this regards, Party B shall extend cooperation and assistant.

Section 5 Party A Warrants As Follows:

5.1. Party A shall ensure that its Board of Directors and the shareholders’ meeting will vote to approve the proposal of acquisition of the target equity upon the completion of the due diligence on the target company with no material adverse facts are found.

5.2. Party A has full rights to conclude and perform this Letter of Intent which is legally binding on Party A. All necessary authorizations have been obtained for the execution and performance of this Letter of Intent and this Letter of Intent has been executed by its duly authorized representative.

Section 6 Party B Warrants As Follows:

6.1. Party B will provide Party A with all information and materials of the target company required by Party A in a timely manner, especially those relevant information and materials that are not disclosed by the target company to the public in order to benefit Party A to have a deep understanding of the real situation of the target company. Party B shall actively cooperate with Party A and its designated auditors to conduct due diligence on the target company.

编号：2019022201

6.2. Party B guarantees that the target company is an entity established and existing under the laws of China, and has obtained all the valid government approvals, certificates and permits required for normal and lawful business operations according to its business license.

6.3. Party B has the full right of conclude and perform this Letter of intent and warrants that this Letter of Intent is legally binding on Party B.

Section 7 Confidentiality

7.1. Unless otherwise agreed in this Letter of Intent, either Party shall maintain the confidentiality of the other Party’s business information, materials, documents and contracts, including but not limited to the terms of this Letter of Intent, negotiation of agreement, the subject matter of the agreement, trade secrets, and any other confidential information including any content of this agreement and other cooperation that the Parties may reach.

7.2. In case the acquisition fails, either Parties shall return to the other Party, or destroy, all materials embodying the other Party’s confidential information.

7.3. The confidentiality obligation set forth in this section shall survive the termination of this Letter of Intent.

Section 8 Effect, Change or Termination

8.1. This Letter of Intent shall come into force upon being signed and sealed by both Parties. The content of this Letter of Intent may be modified in the form of supplementary terms upon mutual agreement of both Parties.

8.2. If Party A and Party B fail to reach a substantive equity transfer contract on the equity acquisition within six months, then this Letter of Intent will automatically terminate and back to the status prior to the signing of this Letter of Intent.

8.3. This Letter of Intent shall be signed with the prior approval and authorization of the competent decision-making bodies of each Party.

8.4. This Letter of Intent shall come into force upon being signed and affixed official seal by duly authorized representative of each Party.

编号：2019022201

Section 9 Miscellaneous Provisions

9.1. Upon the equity transfer, Party A and Party B and/or relevant parties shall, on the basis of the preliminary agreement of this Letter of Intent, respectively sign a series of contracts and/or other legal documents in relation to equity transfer, asset restructuring, assets delivering, debt repayment and transfer. When the aforesaid contracts and/or other legal documents become effective shall constitute the final contract between and among the relevant parties and supersede the corresponding contents of this Letter of Intent.

9.2. This Letter of Intent is made in two originals, with each Party holding one copy. Each copy of this Letter of Intent shall be equally authentic.

(The following is the signature content without text)

Party A (seal): Legal Representative:

Date:

Party B (seal): Legal representative:

Date:

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